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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K
                                 CURRENT REPORT
    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.
       Date of report (date of earliest event reported): January 2, 1996.

                               DELUXE CORPORATION
             (Exact name of registrant as specified in its charter)


Minnesota                     1-7945                     41-0216800
(Name or other jurisdiction   (Commission File Number)   (IRS Employer
of incorporation)                                        Identification No.)


1080 West County Road F, St. Paul, Minnesota                55126
(Address of principal executive offices)                    (ZIP Code)

Registrant's telephone number: (612) 483-7111

Item 5. Other Event.

On December 26, 1995, Deluxe Corporation issued the following news release:

At a special meeting held December 21 and 22, the Deluxe Corporation (NYSE: DLX) Board of Directors approved a series of management initiatives designed to enhance shareholder value by positioning Deluxe for the future. These initiatives include new strategies for growth, an accelerated cost reduction program, and a fourth quarter write-off in support of the new strategy. In addition, the board approved an amendment to the company's share repurchase program, and


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endorsed management's recommendation that no change be made in the company's present quarterly dividend rate.

"This is an important step in our process of redirecting Deluxe and once again establishing its position as a world-class provider to the markets we serve," said J. A. (Gus) Blanchard, Deluxe president and chief executive officer. "By building upon the company's historically strong relationship with financial institutions, our strategic initiatives are designed to add new capabilities-- through internal development, alliances, or acquisitions--which further strengthen our ability to provide essential products and services to our chosen markets. And it is important to note that, while we expect financial institutions to remain our largest single customer set, we are also strengthening our value proposition to the retail, small business, and consumer markets as well."

Deluxe's new growth strategy, developed after an intensive six-month analysis of the company's markets, businesses, and products, features four major initiatives. The first involves expanding the company's already strong payment systems protection capability into more broadly based value-added information services. The second aims to broaden Deluxe's ability to serve financial institutions' requirements for enriched electronic banking services. The third focuses on restructuring the company's catalog and direct marketing units for improved profitability and for more focused and effective delivery of Deluxe's products to targeted customers. And the last is a major cost reduction and asset redeployment program that will help finance Deluxe's expansion programs.

In building on its already extensive payment systems protection services, Deluxe intends to create and provide value-added information-based services to financial institutions and other industry segments.

"Banks collectively lost more than $15 billion last year in fraud-related transactions, and many have encouraged our plans to help them avoid such losses," Blanchard said. "But Deluxe is going beyond just identifying individuals who abuse debit- and credit-related payment systems. We


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have initiated discussions with a number of companies  whose information data bases, if effectively linked with our own, would create a comprehensive value-added information resource with applicability far beyond any single business segment."

Deluxe's second initiative centers on expanding the company's existing electronic payment and information delivery capabilities. Deluxe would then function as a technology partner for financial institutions and act as a link between the financial institutions and their customers. "Through our Deluxe Data subsidiary, we already provide a variety of transaction processing and settlement capabilities as well as applications for linking various back-office systems and functions," Blanchard said. "Our new plan calls for strengthening our existing offerings as well as broadening our total value proposition, with the objective being to permit our client financial institutions to connect their customers to any banking application--checking and savings balances, investment portfolios, credit card status, and others--by whatever electronic means the customer chooses." Blanchard said discussions have been underway for some time with companies whose products and capabilities might complement Deluxe's own strengths.

In the company's third initiative, all of Deluxe's catalog, direct marketing and specialty printing operations--as the company announced in November--have been placed into a single new organization called Deluxe Direct, which is now under new leadership. Blanchard said plans for Deluxe Direct are already well on the way toward providing merged or linked customer records and data bases, coordinated and possibly consolidated marketing and customer service groups, and more productive printing, warehousing, and fulfillment centers. An intensive analysis of sales history will result in a new and leaner product line, revised pricing policies, a focus on higher-margin products, and reduced inventory loss. Blanchard noted that some unprofitable product lines have already been dropped and others will follow.

"I am comfortable that Deluxe Direct will quickly generate a more effective marketing program, more efficient internal operations, and greater focus on those product lines that generate the best return for our investment," Blanchard said.


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In Deluxe's final initiative, Blanchard said the company is completing plans for a major corporatewide reduction of production and administrative costs. "Our earnings declines over the last three years have clearly been a disappointment to our shareholders and to our employees, and it is now time to begin reversing that trend," he said. "In addition, our growth programs will require significantly increased internal financing capability. While some of that will probably come from the sale of non-strategic assets, we must generate a substantial improvement in the earnings power of our existing businesses."

Deluxe's cost-reduction plans and schedules are nearing completion, he said, and include accelerated closings and consolidations of a significant percentage of Deluxe's more than 50 printing and warehousing facilities; reductions in support staff groups; consolidation or improved coordination among various sales, marketing, and customer support groups; realignment of the company's catalog-based businesses to reduce operating expense and improve marketing and distribution effectiveness; and the institution of a corporatewide centralized purchasing program for improved and more cost-effective purchasing management.

"Although this program may be painful for our people in the short run, it is much more preferable than failing to seize the growth opportunities now before us," Blanchard said. "Strong companies must change as their markets change. Deluxe is especially fortunate to have a number of businesses which, although in slow- or declining-growth markets, have the ability to generate strong earnings and cash flows, thus financing our movement into new markets that will drive our long-term prosperity." As an important part of this refocusing program, Blanchard added that Deluxe will seek to sell selected businesses and product lines that don't fit into the company's new strategy.

The aggregate effect of these changes, Blanchard said, is expected to be the elimination of approximately $100 to $125 million in annual operating costs by the end of 1997 and will require one-time charges over the next two years. In addition, Deluxe will record a charge of $60 to $70 million in the fourth quarter of 1995 for expenses related to recently announced facility closings


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and other asset write-downs and write-offs in several business units. The effect of these charges is expected to reduce the company's earnings by $.42 to $.50 per share for 1995.

In other actions, the board amended the company's stock repurchase program, permitting the repurchase of up to 10 million shares of Deluxe common stock, and authorized the repurchase of up to 3 million shares under that plan. The company said repurchases may be made from time to time at prevailing open market prices, by block purchase or private transactions, and may be discontinued at any time.

The board also endorsed management's recommendation that no change be made in Deluxe's dividend payout at this time. "Although there has been some speculation on Wall Street about a possible dividend reduction, we believe these growth and profit improvement measures will improve our earnings and lower our payout ratio. A major future acquisition or internal development project may cause us to revisit this decision in the future, but we do not feel a change is needed at this time," said Blanchard.

The company will comment on this news release and respond to questions in a conference call on Thursday, December 28, at 9 a.m. CST. Deluxe will release its 1995 year-end results on January 23. Senior management will review the company's new business plan with securities analysts in New York City on February 16.

                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        DELUXE CORPORATION
Dated: January 2, 1996                       /S/ CHARLES M. OSBORNE
                                             ----------------------
                                             Charles M. Osborne,
                                             Senior Vice President and
                                             Chief Financial Officer